EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), made on April 29, 2011, and effective as of May 5, 2011 (the "Agreement Date") is between Shuffle Master, Inc. ("Company"), and Kathryn S. Lever ("Executive").

Company desires to employ Executive to serve as its General Counsel and Executive Vice President upon the terms and subject to the conditions set forth herein;

THEREFORE, Company and Executive hereby agree as follows:

I.           TERM OF AGREEMENT. The term of Executive's employment under this Agreement shall begin on the Agreement Date and shall end on the third anniversary of the Agreement Date (the "Initial Term").  Subject to the terms of this Agreement, Company may terminate Executive's employment at any time for any reason or for no reason.  Executive may terminate her employment upon not less than forty-five (45) days' prior written notice to the Board of Directors of Company (the “Board”).  The term “Employment Period” shall include the Initial Term and all extensions of the employment term thereafter, which extensions shall be within the sole discretion of Company and shall be effective only if in writing and signed by the CEO and Executive.  Company and Executive understand that Executive is employed at will, subject to discharge at any time, with or without notice, for any reason or for no reason whatsoever.  Where this Agreement provides for the provision of a perquisite or benefit that is subject to or governed by Company’s plans or policies, Executive agrees that Company may alter, amend, limit, or otherwise eliminate such plans or policies at will.

II.          POSITION AND DUTIES. Company shall employ Executive during the Employment Period as its General Counsel and Executive Vice President.  During the Employment Period, Executive shall perform the duties lawfully assigned to the Executive by the CEO in the CEO’s sole discretion, shall devote substantially all of her attention and efforts to the affairs of Company, and shall use her best efforts to promote the interests of Company.  During the Employment Period, Executive shall report to the CEO.  Executive may invest personal funds in any form or manner the Executive may choose, provided that, with the exception of investments in mutual funds or in not more than one percent (1%) of the equity in publicly held companies whose securities are registered with the United States Securities Exchange Commission or a comparable foreign governmental agency, such investments shall not be in any entities that directly or indirectly compete with the Company's business, and provided that such investments comply with laws governing the Company and its executives.

III.         COMPENSATION.

A.           Annual Salary. During the Employment Period, Company shall pay Executive, in accordance with the normal payroll practices of Company, an annual salary at a rate of $260,000 per year ("Annual Base Salary") as of the Agreement Date.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually by the CEO or the Compensation Committee of the Board, as appropriate, and may be increased, but not decreased, from time to time, as approved by the Board; provided however, Executive’s Annual Base Salary may be decreased by Company, without Executive's consent, only in the event of broad-based reductions in base salaries throughout Company, but any such reduction of Executive's Annual Base Salary shall not be proportionately less favorable than reductions in the base salaries of all other senior management executives, including the CEO.

B.           Annual Bonus.  If Executive is employed through October 31, 2011, Executive shall also be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company for other senior management executives of the Company for fiscal year 2011, which, for fiscal year 2011, shall have a target bonus of no less than 50% of Executive's Annual Base Salary (prorated for the partial year).  For any subsequent year after fiscal year 2011, Executive will be eligible to participate in an executive bonus program and/or in an individual performance bonus program as authorized by the Board of Directors for said period.

C.           Equity Grants and Vesting. The Board may, in its sole discretion, grant to Executive options to purchase the Company’s common stock (the “Options”).  The Board shall consider possible Options grants annually.  In the event the Board elects to grant Options to Executive, the Options shall expire ten (10) years from the grant date or earlier as provided under the terms of the Company’s equity plan or the specific terms of the grant.  All vesting of the Options shall be governed by the terms of Company’s written equity plan, and/or specific grant.

D.           Sign-On Award.  On the Agreement Date, Executive shall be granted, under the Company’s 2004 Equity Incentive Plan as amended and restated on January 28, 2009, and pursuant to the recommendation of the Compensation Committee of the Board (the “Committee”) and the approval of the Board, (i) Options to purchase the Company’s common stock in an amount equal to $130,000 valued at the Black-Scholes method (the “Sign-on Options”) and (ii) restricted stock units in an amount equal to $130,000 valued at the closing stock price of the Company’s common stock as of the Agreement Date (the "Sign-on Units” and together with the Sign-On Options, the “Sign-on Awards”).  The Sign-On Options shall expire ten (10) years from the grant date.  Except as otherwise set forth in and subject to paragraph III (E) hereof, one-quarter (1/4) of the Sign-On Options and one quarter (1/4) of the Sign-On Units, concurrently, shall vest on each 12-month anniversary date of the Agreement Date, commencing on the first 12-month anniversary date thereof and continuing for three years thereafter, such that full vesting will occur at the end of four years.  The exercise price for each share of stock subject to the Sign-On Options shall be the Company’s closing stock price for a share of its common stock on the Agreement Date.  All vesting of the Sign-On Awards shall be subject to Executive being employed with the Company on each scheduled vesting date.  Notwithstanding the above vesting schedule, all outstanding Sign-On Awards shall become 100% vested in the event of the Executive’s death or total disability (as defined in Article V(D) hereof) while the Executive is employed by the Company.  Any future Options, restricted shares or other equity grants (“Equity”), if any, will be granted at the sole discretion of the Board.

E.           Other Equity. Except as modified herein, any other Equity issued at any time to Executive shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board (upon recommendation of the Committee) and, as otherwise may be applicable, with any relevant terms and conditions of the applicable Company equity incentive plan, except as modified by the terms and conditions of the applicable grant by the Board.

IV.           BENEFITS.

A.           Employee Benefit Plans. During the Employment Period, Executive and, to the extent permitted by the applicable employee benefit plans, her spouse and other dependents may participate in Company's employee benefit plans in accordance with the terms of such employee benefit plans as may be in effect from time to time; provided however, that Executive shall not be eligible to receive any benefits from any severance plan or policy of Company.

B.           Vacation. During the Employment Period, Executive shall be entitled to vacation time based on Company’s policies in effect from time to time; however, notwithstanding such policies, Executive shall be entitled to a minimum of four (4) weeks of paid time off per year.

C.           Business Expense Reimbursement. During the Employment Period, Executive shall be reimbursed, in accordance with Company's policies in effect from time to time, for reasonable business expenses incurred. Executive shall submit to Company such documentation as is required for such reimbursement, in accordance with Company's expense reimbursement policy in effect from time to time.

V.            EFFECT OF TERMINATION.

A.           Termination for Cause by Company. If Company terminates Executive's employment for Cause, Company shall pay to Executive as soon as practical after the termination date an amount equal to the sum of Executive's accrued Annual Base Salary earned but not yet paid through the termination date, accrued vacation days, and Executive shall not be entitled to any other benefits or payments under this Agreement, other than such benefits mandated by applicable law. A finding of termination for Cause shall be made by resolution adopted by a majority of the Board (excluding Executive if she is a member of the Board), setting forth the particulars thereof.  In the case of a termination for Cause, Executive's termination date shall be effective immediately.

"Cause" means (i) Executive's engagement in any material act or omission constituting dishonesty, wrongdoing or malfeasance with respect to Company; or (ii) Executive's engagement in conduct which a) is a breach of fiduciary duty with respect to Company; b) violates Company's conflict of interest policies; or c)based upon the CEO’s objective and reasonable assessment that Executive's conduct would materially and substantially injure the Company’s reputation with federal, State or tribal regulatory agencies; any Federal, State, municipal, tribal or other governmental or regulatory body; investment analysts, rating agencies, securities exchanges, other self-regulatory organizations or shareholder activist organizations (such as MSCI/RiskMetrics); or (iii) Executive's commission of any felony or other crime (except ordinary traffic matters); or (iv) Executive's disobedience or disregard of a lawful and proper direction of the Board or Company; or (v) the denial of or the failure to be issued any gaming license, finding of suitability or other similar regulatory approval to Executive following good faith efforts to obtain the same after the expiration of a customary amount of time has passed for the issuance of the same, or, in the event any such license, finding of suitability or other similar regulatory approval has been issued to Executive, the subsequent revocation, suspension or non-renewal of the same; or (vi) Executive's material breach of this Agreement, which breach by its nature, is incapable of being cured or, if curable, remains uncured for more than thirty (30) calendar days after receipt by Executive of written notice from Company, which notice must be received within ninety (90) days of the alleged breach specifying the nature of the breach and demanding the cure thereof.  For purposes of clause (vi) above, a breach of this Agreement that involves substantially similar acts or omissions to a prior breach that was cured, shall be deemed incapable of being cured.

B.           Termination Without Good Reason by the Executive.  If Executive terminates her employment without Good Reason, Company shall pay to Executive within seven days of the termination date an amount equal to the sum of Executive's accrued Annual Base Salary earned but not yet paid through the termination date, accrued vacation days, and Executive shall not be entitled to any other benefits or payments under this Agreement, other than such benefits mandated by applicable law.

"Good Reason" means: (i) a material reduction in the nature or scope of Executive's duties, responsibilities, authority, or position; or (ii) materially change Executive's title in a manner that indicates a reduction in responsibility or prestige; or (iii) a material reduction in Executive's Annual Base Salary (other than any reduction pursuant to Article III.A or VII.F of this Agreement); or (iv) a change in control (as defined in the Company's 2004 Equity Incentive Plan, as amended and restated on January 28, 2009) of Company whereby there is a material reduction in the nature or scope of Executive’s duties, responsibilities, authority or position; or (v) a material breach of this Agreement by Company, which breach by its nature, is incapable of being cured or, if curable, remains uncured for more than thirty (30) calendar days after receipt by Company of written notice from Executive specifying the nature of the breach and demanding the cure thereof, which notice must be received within thirty (30) days of the alleged breach. Notwithstanding the foregoing, any Good Reason condition stated herein that arises out of an act of God, force majeure, or due to economic circumstances beyond Company's control shall not constitute Good Reason for purposes of this Agreement.

C.           Non-Renewal of Employment Agreement.  If the Employment Period expires and Company does not renew or extend Executive’s employment, Company shall pay to Executive within seven days of the termination date an amount equal to the sum of Executive's accrued Annual Base Salary earned but not yet paid through the termination date, accrued vacation days, and Executive shall not be entitled to any other benefits or payments under this Agreement, other than such benefits mandated by applicable law.  Notwithstanding the foregoing, in the event that this Agreement is not renewed by the Board (in its sole discretion), then Executive shall be entitled to the payment set forth in Article V (E)(2) and Article VI (G) of this Agreement, but only to the extent set forth In Article VI (H) of this Agreement.

D.           Executive's Death or Disability. If, before the end of the Employment Period, Executive's employment terminates due to her death or disability (which is defined as Executive being unable to engage in any substantial gainful activity to the benefit of the Company by reason of any medically determinable physical or mental impairment that prevents Executive from performing the essential functions of her position with or without a reasonable accommodation and is determined by competent medical professionals will last for a continuous period of at least twelve (12) months, or as defined in Company’s long term disability policy if consistent with Section 409A of the Internal Revenue Code of 1986, as amended), Company shall pay to Executive or her beneficiaries, as the case may be, within thirty (30) days after the termination date, an amount which is equal to the sum of Executive's accrued Annual Base Salary earned but not yet paid through the termination date, an amount equal to six (6) months of Executive’s Annual Base Salary and her accrued vacation days.  Company shall also pay the COBRA premium for group health coverage for Executive, and, if covered under Company's group health coverage immediately before Executive's death or disability, for her spouse and dependents for six (6) consecutive months after Executive's termination date, provided that Executive (and her spouse and dependents if applicable) are eligible for and elect COBRA coverage.  Additionally, if Executive's termination is due to disability, then to the extent she is a participant in any disability plans sponsored by Company on her termination date, Executive shall be entitled to benefits in accordance with the terms of those plans as in effect from time to time.  Executive shall also be entitled to immediate acceleration and immediate vesting of any outstanding equity interests previously provided to Executive by Company provided that such vesting and acceleration are permitted under Company’s written equity plan.

E.           Termination Without Cause, or for Good Reason. If Company terminates Executive's employment without Cause, or if Executive terminates her employment for Good Reason, Executive shall not be eligible to participate in or receive any payments or benefits from any severance plan or policy of Company.  Instead, Executive shall receive the following payments and benefits listed in this Article V (E) of this Agreement:

1.	within seven days of the termination date, accrued Annual Base Salary earned but not yet paid through the termination date;

2.
severance equal to one half (1/2) of the year’s Annual Base Salary in existence as of the date of termination, which amount shall be paid by Company to Executive in accordance with the normal payroll practices of Company in effect on the date of this Agreement, in equal installments over a twelve (12) month period beginning on the next payroll date immediately following termination;

3.	within seven days of the termination date, a lump sum amount equal to her accrued vacation days;

4.
subject to the provisions of Company's medical benefit plans, if Executive (and her spouse and dependents if applicable) is eligible for and elects continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and if COBRA coverage is applicable to Company's medical benefit plans, through the earlier of (i) twelve (12) months or the maximum number of months that COBRA coverage is available by law, whichever is less, or (ii) Executive's date of employment by a subsequent employer, Company shall pay the premiums for Executive's (and spouse’s and dependents’ if applicable) COBRA coverage; and

5.	The payments identified in Article VI (G), but only to the extent provided in Article VI (H).

6.	Vesting of equity previously granted to Executive will continue to vest during the twelve (12) month severance period.

F.           Return of Company Property.  Executive shall immediately return all Company property to Company upon the termination date.

G.           General Release and Waiver. In consideration for entering into this Agreement, upon termination of her employment with Company for any reason other than Executive’s death, Executive shall execute a release and waiver of all claims and potential claims against Company in a form provided by and acceptable to Company (the "Release"). Company shall present the Release to Executive within ten (10) days of termination, and Executive shall have up to forty-five (45) days to consider whether to execute the Release; in the event Executive executes the Release, Executive shall have an additional eight (8) calendar days in which to expressly revoke her execution of the release in writing.  In the event that Executive fails to execute the Release within the forty-five (45) days following termination, or in the event Executive formally revokes her execution of the release within eight (8) calendar days of the execution of the Release, then this Agreement shall be null and void, provided, however, that the covenants and payments provided in Article VI of this Agreement shall remain in full force and effect.  Executive shall not be entitled to any payments or benefits under this Agreement other than those provided in Article VI of this Agreement after termination of her employment if Executive does not execute the Release or if Executive revokes the Release during any statutory revocation period, and to the extent that Company has made any payments to Executive prior to Executive’s failure to execute the Release within forty-five days of the execution or prior to the revocation, then Executive shall immediately reimburse Company for any all and all such payments other than those provided in Article VI of this Agreement.

H.           Effect of Restrictive Covenant Compliance on Termination Pay.  Notwithstanding any other provision contained herein, in the event that Executive breaches any duties set forth in Article VI of this Agreement, then Executive shall not be entitled to any post-termination compensation or benefits of any kind except amounts earned but not yet paid as of the termination date, Executive shall immediately reimburse Company for all post-termination amounts previously paid by Company to which Executive was not entitled under law, and Company’s cost associated with the provision of any post-termination benefits to Executive, and the duties set forth in Article VI of this Agreement shall continue in full force and effect.

VI.           RESTRICTIVE COVENANTS.

A.           Non-Solicitation of Employees. Executive covenants and agrees that she shall not, at any time during the Employment Period and for one (1) year following termination of her employment with Company (the "Restriction Period"), directly or indirectly hire or seek to hire for any person or entity, any person employed at that time by Company or any Company affiliate, and shall not otherwise encourage any such person to leave such employment unless such hire or effort to hire is expressly approved by the Board.

B.           Non-Competition.  Executive covenants and agrees that she shall not at any time during the Restriction Period directly or indirectly consult with, be employed by, provide services to, or be a business associate with any person or entity anywhere worldwide that competes or plans to compete with the business activities of Company that were in existence on the Executive’s termination date or that the Company actually engaged in at any time during the two year period prior to Executive’s termination date.  Executive understands and agrees that, because Company has a global business and because of Executive’s position as a senior executive, a global restriction on competition is reasonable and appropriate and will not materially impede Executive’s ability to earn a living.

C.           Confidentiality. Except as required to fulfill her duties during the Employment Period pursuant to the terms of this Agreement, Executive covenants and agrees that at no time during the Employment Period nor at any time following termination of her employment will Executive communicate, furnish, divulge or disclose in any manner to any person or entity any Confidential Information without the prior express written consent of Company.

"Confidential Information" shall mean financial information about Company or any Company affiliates, strategies and techniques, trade secrets, contract terms with vendors and suppliers, supplier lists and data, and such other confidential, proprietary, or sensitive information to which Executive has access as a result of her position with Company. Confidential Information shall not include (i) any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by Executive, or (ii) any information compelled to be disclosed by applicable law; provided that Executive, to the extent not prohibited from so doing by applicable law, shall give Company prior written notice of the information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as may be practical.

D.           Inventions.

1.           Executive shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Executive may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Executive’s employment with the Company, whether or not during usual work hours.  Executive agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Executive hereby agrees to assign, and hereby assigns all of Executive’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Executive agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Executive’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

2.           “Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

3.           Executive understands that all copyrightable work that Executive may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Executive hereby assigns all right, title and interest to the copyright therein to the Company.

4.           Executive has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

E.           Non-Disparagement. At all times during the Employment Period and for a period of five (5) consecutive years thereafter, Executive shall refrain from all conduct, verbal or otherwise, that materially disparages or materially damages, or could materially disparage or materially damage, the reputation, goodwill, or standing in the community of Company or any Company affiliates.  At all times during the Employment Period and for a period of five (5) consecutive years thereafter, Company's Board of Directors collectively and individually, as well as its senior executive (including, but not necessarily limited to Company's CEO, COO, and CFO) shall refrain from all conduct, verbal or otherwise, that materially disparages or materially damages, or could materially disparage or materially damage, the reputation, goodwill, or standing in the community of Executive.

F.           Injunction and Forfeiture. Executive acknowledges that monetary damages will not be an adequate remedy for Company in the event of a breach of this Article VI.  Therefore, Executive agrees that, in addition to other rights that Company may have, Company is entitled to an injunction preventing Executive from any breach of this Article VI.

G.           Compensation for Covenants.  In addition to the consideration provided elsewhere in this Agreement, in exchange for the restrictive covenants contained herein, Company shall pay Executive an amount equal to one-half (1/2) the Annual Base Salary in existence as of the date of termination, which amount shall be paid by Company to Executive in accordance with the normal payroll practices of the Company in effect on the date of this Agreement in equal installments over a twelve (12) month period beginning on the payroll date immediately following the termination.  Notwithstanding the foregoing, in the event of a termination by Executive without Good Reason, or a termination by Company for Cause, Executive shall not be entitled to the Compensation set forth in this Article VI (G), but shall nonetheless be required to honor the Restrictive Covenants set forth herein.

H.           Termination of Payment Obligations.  Notwithstanding any other provision contained herein, in the event that Executive breaches any duties set forth in these Restrictive Covenants, then Executive shall not be entitled to any post-termination compensation or benefits of any kind, Executive shall immediately reimburse Company for all reasonable post-termination amounts previously paid by Company and Company’s cost associated with the provision of any post-termination benefits to Executive, and the duties set forth in these Restrictive Covenants shall continue in full force and effect.

VII.          MISCELLANEOUS.

A.           Dispute Resolution.

1.
Article VI Disputes. Executive and Company agree that any disputes arising out of the provisions of Article VI of this Agreement shall be settled by the courts of law or arbitration (binding or otherwise), at the sole election of Company.

2.
Other Disputes. Executive and Company agree that any disputes between them other than those arising out of or relating to Article VI of this Agreement shall be submitted to mediation. If not resolved in mediation, such dispute shall be finally resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association. During the arbitration, Executive will pay for Executive's own costs and attorneys' fees, if any, and Company will pay for its own costs and attorneys' fees, if any.  Attorneys' fees and costs may be awarded by the arbitrator to the prevailing party. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitrator shall not have the right to award speculative damages or punitive damages to either Executive or Company except as expressly permitted by statute and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be within twenty-five (25) miles of Company’s corporate headquarters in existence as of the date of the demand for arbitration. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located within the jurisdiction closest to Company’s headquarters in existence as of the date of the demand for arbitration.

B.           Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of Executive, Company and the successors and permitted assigns of Company.

C.           Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed, or if necessary reformed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

D.           Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

E.           Notices. All notices hereunder shall be in writing and delivered by hand, or by a nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid or by facsimile or electronic mail, addressed to Executive at her most recent home address or facsimile number or electronic mail address on file at Company, and to the CEO and to the Board of Directors of Company at 1106 Palms Airport Drive, Las Vegas, Nevada 89119.

F.           Withholding. Company may withhold from any amounts payable under any provision of this Agreement any taxes that are required to be withheld pursuant to applicable law as well as, if and to the extent permitted by Code Section 409A, any amounts Company reasonably believes are due and owing from Executive to Company.

G.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

H.           Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, or severance, whether in writing or otherwise.

I.           Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada, without regard to its choice of law principles.

J.           Cooperation.

1.           Executive agrees to reasonably cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Executive was involved during Executive's employment with the Company.  Such cooperation shall be subject to the reasonable demands of any subsequent employment undertaken by Executive, and Company shall cover any reasonable out-of-pocket expenses of Executive in so cooperating, excluding, any attorney’s fees incurred by Executive, unless said attorney’s fees are expressly authorized, permitted, or required under any applicable directors’ and officers’ insurance.

2.           In the event Executive is contacted by parties or their legal counsel involved in litigation adverse to the Company or its affiliates, Executive (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for the Company (including without limitation the Company's outside legal counsel, the Company's inside legal counsel, and legal counsel of each related or affiliated entity of the Company) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged.  In the event the existence or scope of the privileged communication is subject to legal challenge, then the Company must either waive the privilege or pursue litigation to protect the privilege at the Company's sole expense.

K.           Code Section 409A.

1.           General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive.

2.           Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive's employment shall be made upon Executive incurring a “separation of service” within the meaning of Code Section 409A.

3.           Timing of Severance Payments. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed to be a “specified employee” for purposes of Code Section 409A, no severance payment or other payments pursuant to, or contemplated by, this Agreement shall be made to Executive by the Company before the date that is six months after the Executive's “separation from service” (or, if earlier, the date of Executive's death) if and to the extent that such payment or benefit constitutes a deferral of compensation under Code Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

4.           Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

5.           Expenses.  Notwithstanding anything in this Agreement to the contrary, except to the extent any expense or reimbursement hereunder does not constitute a deferral of compensation under Code Section 409A, any expense or reimbursement shall meet the following requirements:  (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement expenses.

L.
Post-Termination Medical Benefits.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that the provision of post-termination medical benefits to Executive pursuant to Article V(B) or V(C)(4) above would, at any time such benefits are to be provided to Executive, subject the Company to adverse tax consequences under applicable Federal or state law, the Company in its sole discretion will instead reimburse Executive each month for either: (1) the amount necessary to enable Executive to pay the COBRA premium applicable to the coverage maintained by Executive for the month; or, (2) the amount necessary to enable Executive to pay the premium Executive would be required to pay to obtain coverage comparable to the coverage then maintained by Executive under a policy of insurance selected by Company if Executive (and, if applicable any qualified beneficiary related to Executive) waives the right to COBRA continuation coverage.  The payment to be made pursuant to the preceding sentence shall continue through, but only through, the period during which Company would otherwise be required to provide post-termination medical coverage pursuant to Article V(B) or V(C)(4) above.

M.
Company Policies.  During the term of this Agreement, Executive shall engage in no activity or employment which may conflict with the interests of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of May 5, 2011.

SHUFFLE MASTER, INC.

By:	/s/ MICHAEL GAVIN ISAACS

Its:	Chief Executive Officer

Date:	May 2, 2011

EXECUTIVE:	/s/ KATHRYN S. LEVER

Date:	May 2, 2011

Approved:

Compensation Committee

By: /s/ DANIEL M. WADE

Daniel M. Wade, Chairman

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